Exhibit 2.2
                                                       Execution Copy
                         AGREEMENT AND PLAN OF MERGER

          Agreement entered into as of January 30, 1997 by and among ThermoSpectra Corporation, a Delaware corporation (the "Buyer"), Park Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Park Scientific Instruments Corporation, a California corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

          This Agreement contemplates a merger of the Transitory
          Subsidiary into the Company. In such merger, the shareholders of the Company will receive cash in exchange for their capital stock of the Company.

          Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

          1.1  THE MERGER.  At the Effective Time (as defined in
          Section 1.3 below), in accordance with this Agreement, the General Corporation Law of the State of California (the "California Law") and the Delaware General Corporation Law (the "Delaware Law"), the Transitory Subsidiary shall be merged with and into the Company (the "Merger"), the separate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation. The Company is hereinafter sometimes referred to as the "Surviving Corporation." At the election of the Buyer, any direct or indirect wholly-owned subsidiary of the Buyer organized under the laws of a state of the United States may be substituted for the Transitory Subsidiary as a constituent corporation in the Merger for purposes of this
          Section 1.1. At the election of the Buyer, the Merger may be structured so that the Company shall be merged with and into the Transitory Subsidiary with the result that the Transitory Subsidiary shall be the "Surviving Corporation." If the Buyer elects to structure the Merger so that the Transitory Subsidiary, rather than the Company, is the Surviving Corporation, (a) the inaccuracy of any representation or warranty of the Company which is premised on the assumption that the Company shall be the Surviving Corporation, which representation or warranty becomes inaccurate solely as the result of the Transitory Subsidiary, rather than the Company, being the Surviving Corporation, shall not be deemed to be a breach of such representation or warranty and shall not release Buyer and the Transitory Subsidiary from their duties and obligations
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          under this Agreement, (b) the other provisions of this
          Agreement relating to the Merger (including without limitation Section 1.4) shall be deemed to be appropriately modified to reflect such alternative structure and (c) any Taxes incurred by the Company that would not have been incurred had the Company been the Surviving Corporation shall be the responsibility of Buyer and Transitory Subsidiary and such Taxes shall not give rise to any obligation on the part of the Company Shareholders, as defined below, or to any liability to be reflected in the Closing Balance Sheet, as defined below.

          1.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of California and the Merger shall have the effects set forth in Section 259 of the Delaware Law and Section 1107 of the California Law.

          1.3 CONSUMMATION OF THE MERGER. At the Closing (as defined in Section 1.6), the Parties will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a certificate of merger and by delivering to the Secretary of State of the State of California an agreement of merger, together with officer's certificates, each in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law and the California Law (such documents being referred to collectively as the "Merger Documents"), and shall make all other filings and recordings required by the Delaware Law and the California Law in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of State of the State of California, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Merger Documents (the "Effective Time").

          1.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time until thereafter amended as provided under the California Law. The directors of the Transitory Subsidiary immediately prior to the Effective Date will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

          1.5  CONVERSION OF SHARES.

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary,

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          the Company, the Surviving Corporation or the holder of any of the following securities:

          (i) Subject to Section 1.5(b), (c) and (d), each share (other than shares to be canceled pursuant to clause (vi) below) of the Company's common stock (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Common Stock") shall be canceled and extinguished and be converted into and become the right to receive that amount of cash, without interest
          (the "Common Stock Consideration"), equal to the quotient of
           (A) $16,055,656 less all payments made pursuant to clauses
          (ii) through (v) below, divided by (B) the sum of the total shares of Outstanding Common Stock and the total number of shares of Company Common Stock underlying the Company Options (as defined below) which are granted, vested and outstanding immediately prior to the Effective Time (the "Vested Option Shares").

          (ii) Subject to Section 1.5(b), (c) and (d), each share (other than shares to be canceled pursuant to clause (vi) below) of the Company's Series B Preferred Stock ("Series B Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Series B Stock") shall be canceled and extinguished and be converted into the right to receive $2.00 in cash, without interest.

          (iii) Subject to Section 1.5(b), (c) and (d), each share (other than shares to be canceled pursuant to clause (vi) below) of the Company's Series C Preferred Stock (the "Series C Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Series C Stock") shall be canceled and extinguished and be converted into the right to receive $1.25 in cash, without interest.

          (iv) Subject to Section 1.5(b), (c) and (d), each share (other than shares to be canceled pursuant to clause (vi) below) of the Company's Series D Preferred Stock (the "Series D Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Series D Stock") shall be canceled and extinguished and be converted into the right to receive $1.274 in cash, without interest.

          (v) Subject to Section 1.5(b), (c) and (d), each share (other than shares to be canceled pursuant to clause (vi) below) of the Company's Series E Preferred Stock ("Series E Stock") issued and outstanding immediately prior to the Effective Time (the "Outstanding Series E Stock") shall be canceled and extinguished and be converted into the right to receive $1.274 in cash, without interest. The Outstanding Common Stock, Outstanding Series B Stock, Outstanding Series C Stock, Outstanding Series D Stock and Outstanding Series E Stock are sometimes collectively referred to herein as the "Company Shares."

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          (vi) Each Company Share that is issued and outstanding
          immediately prior to the Effective Time and owned by the Buyer, the Transitory Subsidiary or the Company or any direct or indirect subsidiary of the Buyer, the Transitory Subsidiary or the Company, shall be canceled and retired, and no payment shall be made with respect thereto.

          (vii) Each share of the Transitory Subsidiary's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.

          (b) The aggregate amount of cash paid in consideration for the Company Shares (the "Merger Consideration") shall be subject to adjustment after the Closing Date as follows:

          (i)  Within 60 days after the Closing Date (as defined in
          Section 1.6), the Buyer shall prepare and deliver to Craig Taylor, as representative of the Company Shareholders (the "Company Shareholder Representative"), a balance sheet reflecting the Net Assets (as defined below) of the Company as of the Closing Date (the "Draft Closing Balance Sheet"). The Buyer shall prepare the Draft Closing Balance Sheet in accordance with GAAP (as defined in Section 2.6 below) as applied consistent with the Company's past accounting periods. For purposes of this Agreement "Net Assets" shall mean total assets of the Company (excluding any cash resulting from the exercise of Company Options prior to the Closing) minus total liabilities of the Company (excluding any liability to Needham & Company, Inc. or to John Schwabacher pursuant to engagement letters dated March 4, 1996 and January 1, 1996, respectively (together, the "Engagement Letters")).

          (ii) On the same day on which the Buyer delivers the Draft Closing Balance Sheet to the Company Shareholder Representative, the Buyer shall also deliver to the Company Shareholder Representative a statement (the "Draft Closing Backlog Statement") reflecting, as of the Closing Date, the Company's backlog of binding purchase orders from customers in the United States with firm shipment dates no later than 120 days after the Closing Date and the Company's backlog of orders from its Subsidiaries, provided that any such Subsidiary has binding purchase orders from third party customers with firm shipment dates no later than 120 days after the Closing Date equal to such backlog (collectively, the "Closing Backlog"). Closing Backlog shall also include all verbal purchase orders received by the Company and assigned purchase order numbers by customers as of the Closing Date, provided that the Company shall receive within five business days after the Closing Date a binding written purchase order with firm shipment date no later than 120

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          days after the Closing Date relating to any such verbal
          purchase order. Immediately prior to the Closing, the chief financial officer of the Company shall deliver to the Buyer and the Transitory Subsidiary a certificate setting forth the verbal purchase orders outstanding as of the Closing Date. For purposes of determining verbal purchase orders received as of the Closing Date such certificate shall be conclusive.

          (iii) The Company Shareholder Representative shall deliver to the Buyer within 60 days after receiving the Draft Closing Balance Sheet and the Draft Closing Backlog Statement a detailed statement describing his objections (if any) thereto. Failure of the Company Shareholder Representative so to object to the Draft Closing Balance Sheet or the Draft Closing Backlog Statement shall constitute acceptance thereof, whereupon the Draft Closing Balance Sheet and the Draft Closing Backlog Statement shall be deemed to be the "Closing Balance Sheet" and the "Closing Backlog Statement," respectively . The Buyer and the Company Shareholder Representative shall use reasonable efforts to resolve any such objections, but if they do not reach a final resolution within 30 days after the Buyer has received the statement of objections, the Buyer and the Company Shareholder Representative shall select an internationally recognized accounting firm mutually acceptable to them (the "Neutral Auditors") to resolve any remaining objections. If the Buyer and the Company Shareholder Representative are unable to agree on the choice of Neutral Auditors, they shall select by lot a "big six" accounting firm other than Deloitte & Touche LLP and Arthur Andersen LLP as Neutral Auditors. The Draft Closing Balance Sheet shall be adjusted by the Neutral Auditors only to conform to GAAP and, as so
          adjusted, shall constitute the Closing Balance Sheet.   The
          Draft Closing Backlog Statement shall be adjusted by the Neutral Auditors only to conform to the definition of Closing Backlog and, as so adjusted, shall constitute the Closing Backlog Statement. All such adjustments by the Neutral Auditors shall be conclusive and binding upon the Buyer and the shareholders of the Company as of the Effective Time (the "Company Shareholders"). The Buyer, on one hand, and the Company Shareholders, on the other, shall share equally the fees and expenses of the Neutral Auditors. The Company Shareholders' portion of such fees and expenses shall be deducted from the Escrow Amount (as defined in Section 1.10) and returned by the Escrow Agent (as defined in Section 1.7) to the Buyer, as provided in the Escrow Agreement (as defined in Section 1.7), which will pay such amount to the Neutral Auditors.

          (iv) During the period of any dispute referred to above, the Buyer shall cooperate fully with the Company Shareholder Representative and the Company Shareholder Representative's accountants. The Company Shareholder Representative and the

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          Company Shareholder Representative's accountants shall have access to all books and records and other information of the Company reasonably necessary for the evaluation of the Draft Closing Balance Sheet and the Draft Closing Backlog Statement; provided, however, that any such access shall be allowed only in such manner as not to interfere unreasonably with the operations of the Company.

          (v) If the Net Assets as shown on the Closing Balance Sheet are less than $2,772,500 then an amount equal to such shortfall shall be deducted from the Escrow Amount and returned by the Escrow Agent to the Buyer as provided in the Escrow Agreement, and such amount shall not be paid in consideration for the Company Shares in the Merger.

          (vi) Provided that Closing Backlog is greater than or equal to $2,150,000, if the Net Assets as shown on the Closing Balance Sheet are more than $2,772,500 then an amount equal to such excess shall be added to the Escrow Amount and, at the discretion of the Company Shareholder Representative, either (A) paid to the Company Shareholder Representative (for distribution to the Company Shareholders) by the Escrow Agent within twenty (20) business days following the acceptance of the Closing Balance Sheet, provided that the Escrow Agent and the Buyer are notified by the Company Shareholder Representative of such payment at least ten (10) business days prior to the date of such payment or (B) held by the Escrow Agent pursuant to the Escrow Agreement, in which case such amount shall be deemed to have been paid in consideration for the Company Shares in the Merger.

          (vii) If the Closing Backlog as shown on the Closing Backlog Statement is less than $1,900,000, then an amount equal to fifty percent (50%) of such shortfall shall be deducted from the Escrow Amount and returned by the Escrow Agent to the Buyer as provided in the Escrow Agreement, and such amount shall not be paid in consideration for the Company Shares in the Merger.

          (viii) If the Closing Backlog as shown on the Closing Backlog Statement is greater than $2,150,000, then an amount equal to fifty percent (50%) of such excess shall be added to the Escrow Amount and, at the discretion of the Company Shareholder Representative, either (A) paid to the Company Shareholder Representative (for distribution to the Company Shareholders) by the Escrow Agent within twenty (20) business days following the acceptance of the Closing Balance Sheet, provided that the Escrow Agent and the Buyer are notified by the Company Shareholder Representative of such payment at least ten (10) business days prior to the date of such payment or (B) held by the Escrow Agent pursuant to the Escrow Agreement, in which case such amount shall be deemed to have been paid in consideration for the Company Shares in the Merger.

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          (ix)  If the Closing Backlog is greater than or equal to the sum set forth in (vii) above and less than or equal to the sum set forth in (viii) above, then no amount shall be deducted from or added to the Escrow Amount.

          (x) The adoption of this Agreement and the approval of the Merger by the shareholders of the Company shall constitute approval of the appointment of the Company Shareholder Representative and ratification of all actions taken by the Company Shareholder Representative pursuant to this Section 1.5(b).

          (c) Upon the payment of the Merger Consideration as provided in Section 1.9, $3,518,800 of such consideration (the "Initial Escrow Amount") shall be withheld from the payment that Company Shareholders are entitled to receive pursuant to Section 1.5(a), and placed in an escrow account as described in Section 1.10. Such withholding shall be made pro rata based on the portion of Merger Consideration that each Company Shareholder would have been entitled to receive but for the creation of such escrow. The consideration paid net of the Initial Escrow Amount is referred to as the "Closing Consideration."

          (d) (i) Company Shares held by a holder who, subject to and in accordance with Section 1300 et seq. of the California Law, has demanded and perfected his right to an appraisal of his Company Shares and has not effectively withdrawn or lost his right to such appraisal ("Dissenting Shares"), shall not be converted into a right to receive Merger Consideration and such holder shall be entitled only to such rights as are granted by Section 1300 et seq. of the California Law. If after the Effective Time such holder withdraws, with the consent of the Surviving Corporation, or loses his right to appraisal for his Company Shares, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the amount payable in respect of such Company Shares pursuant to Section 1.5.

          (ii) The Company shall give the Buyer and the Transitory Subsidiary prompt notice of any demands for purchase, or notices of intent to demand purchase, received by the Company with respect to Company Shares, and the Buyer and the Transitory Subsidiary shall have the right to control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Buyer and the Transitory Subsidiary or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

          1.6 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in Waltham, Massachusetts,

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          commencing at 2:00 p.m. local time on, March 5, 1997 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

          1.7 ACTIONS AT THE CLOSING. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file the Merger Documents as provided in
          Section 1.3, (d) the Buyer, the Company Shareholder Representative and the Escrow Agent (as defined therein) shall execute and deliver the Indemnification and Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and (e) the Buyer shall pay the Closing Consideration to the Paying Agent (defined below) and the Initial Escrow Amount to the Escrow Agent.

          1.8 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory
          Subsidiary, in order to consummate the transactions contemplated by this Agreement.

          1.9  PAYMENT FOR SHARES

          (a) Immediately prior to the Closing, the chief financial officer of the Company shall deliver to the Buyer and the Transitory Subsidiary a closing certificate (the "Closing Certificate"), which shall set forth (i) the total number of Vested Option Shares and the total number of Outstanding Common Stock, Outstanding Series B Stock, Outstanding Series C Stock, Outstanding Series D Stock and Outstanding Series E Stock, and (ii) the Merger Consideration payable with respect to each share of Outstanding Common Stock, computed in the manner set forth in Section 1.5 hereof. The Closing Certificate shall be accompanied by appropriate documentation supporting such computations. For purposes of determining the Merger Consideration payable to holders of Company Common Stock, the Closing Certificate shall be conclusive and binding upon the Company, the Company Shareholders, the Buyer and the Transitory Subsidiary. The determination of the Merger Consideration payable to the holders of the Company Common Stock shall be included in the Merger Documents.
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          (b) Within five (5) business days following the Closing
          Date, American Stock Transfer & Trust Company (the "Paying Agent"), shall transmit to each Company Shareholder a form of letter of transmittal (the "Letter of Transmittal") and instructions for use in effecting the surrender of each certificate representing Company Shares (a "Certificate") held by such Company Shareholder in exchange for the Closing Consideration represented by such Company Shares. Upon the proper surrender of a Certificate, a duly executed Letter of Transmittal and any required tax certifications to the Paying Agent by a Company Shareholder in accordance with such instructions, the Paying Agent shall deliver to such Company Shareholder a check for the Closing Consideration that such Company Shareholder is entitled to receive, without interest. It shall be a condition of such payment and delivery that the surrendered Certificate be properly endorsed or otherwise in proper form for transfer and that the person surrendering such shall pay any transfer or other taxes required by reason of such payment or delivery or establish to the satisfaction of the Paying Agent, the Buyer and/or the Surviving Corporation that such tax has been paid or is not applicable. Until so surrendered for payment, each Certificate heretofore representing Company Shares (other than Dissenting Shares) shall, subject to Section 1.10 hereof, be deemed for all purposes to evidence the right to receive cash as described in accordance with Section 1.5 above and until so surrendered for payment, the holder of such outstanding Certificate shall not have any rights as a shareholder of the Company, except such rights, if any, as such holder may have with respect to Dissenting Shares and shall not be entitled to receive any consideration from the Surviving Corporation and/or the Buyer with respect to the Company Shares represented by such Certificate. If outstanding Certificates are not surrendered, or the cash payment therefor is not claimed prior to thirty (30) months after the Effective Time (or, in any particular case, prior to such earlier date on which such cash payment would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto, provided that the Buyer shall have given written notice of such event to the Company Shareholder Representative at least sixty
          (60) days prior to such transfer.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the cash payable in exchange therefor as provided in Section 1.5. The Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or

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          destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

          1.10  ESCROW.

          (a) The Escrow Amount (as defined in the Escrow Agreement) shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Amount, which shall initially consist of the Initial Escrow Amount, shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. It is intended that the assets held in escrow as above provided shall facilitate the ability of the Buyer and the Surviving Corporation to recover amounts to which they are entitled under this Agreement or the Escrow Agreement as a result of misrepresentations, breaches of warranties and breaches of covenants contained in this Agreement and to satisfy claims of the Buyer and the Surviving Corporation arising as a result of this Agreement or the Escrow Agreement, including satisfaction of the Company's or Company Shareholders' obligations under Sections 1.5(b), 8.2 or 8.12 hereof. Accordingly, and to the extent necessary to provide such protection to the Buyer and the Surviving Corporation, property held in escrow thereunder shall be available to satisfy claims of the Buyer and the Surviving Corporation under this Agreement or the Escrow Agreement to the extent provided in such agreements.

          (b) The adoption of this Agreement and the approval of the Merger by the Company Shareholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Initial Escrow Amount in escrow and the appointment of the Company Shareholder Representative.

          1.11 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation they shall be canceled and exchanged for cash in accordance with Section 1.5, subject to Section
          1.10 and to applicable law in the case of Dissenting Shares.

          1.12 STOCK OPTIONS. At or prior to the Effective Time, Buyer and the Company shall take all action necessary to cause the assumption by the Buyer as of the Effective Time of the options to purchase Company Common Stock outstanding as of the Effective Time (the "Company Options"). The Company Options shall be converted without any action on the

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          part of the holders thereof into options (the "Buyer
          Options") to purchase shares of the common stock of the Buyer, $.01 par value per share (the "Buyer Common Stock") as of the Effective Time. Under the Buyer Options, the number of shares of Buyer Common Stock that each record holder of an option agreement which represents a Company Option (the "Optionholders") shall be entitled to receive upon the exercise of such Buyer Option shall be a number of whole and fractional shares of Buyer Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option, determined immediately before the Effective Time, by the ratio equal to the Common Stock Consideration divided by $14.75, the closing price of the Buyer's Common Stock as quoted on the American Stock Exchange on the trading day immediately before the date hereof (the "Option Exchange Ratio"). The option exercise price of each share of Buyer Common Stock subject to any Buyer Option shall be the amount (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of Company Common Stock at which the assumed Company Option was exercisable immediately before the Effective Time by the Option Exchange Ratio. The assumption and conversion of Company Options to Buyer Options as provided herein shall not give the Optionholders additional benefits which they did not have immediately prior to the Effective Time, result in any acceleration of any vesting schedule for any Company Option, or relieve the Optionholders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of the options. The parties intend that the assumption and conversion of Company Options shall be treated as an issuance or assumption of stock options in a transaction to which Section 424(a) applies within the meaning of Section 424(a) of the Code (as defined below) and this Section 1.12 shall be interpreted and applied consistent with such intention. Only whole shares of Buyer Common Stock shall be issued upon exercise of any Buyer Option and in lieu of receiving any fractional share of Buyer Common Stock, the holder of such option shall receive in cash the fair market value of the fractional share, net of the applicable exercise price of the fractional share and applicable withholding taxes.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto as Exhibit B (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. Each individual

                                       11PAGE
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          representation and warranty contained herein shall be
          interpreted and enforced separately and no representation or warranty contained herein shall be construed as limiting any other representation and warranty contained herein. The Buyer shall be assumed to have relied upon the representations and warranties contained herein, notwithstanding any investigation of the Company made by the Buyer prior to the Closing. The term "ordinary course of business", when used in this Article II, shall mean the ordinary course of business of the Company consistent with its past custom and practice (including with respect to frequency and amount).

          2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of California. The Company is duly qualified to conduct business and is in corporate and tax good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Amended and Restated Articles of Incorporation together with the Certificate of Determination filed November 15, 1995 (collectively, the "Amended and Restated Articles of Incorporation") and Bylaws, each as amended and as in effect on the date hereof. Each amendment to the Company's Amended and Restated Articles of Incorporation has been duly adopted by all requisite director and shareholder action and in accordance with all applicable law. The Company is not in default under or in violation of any provision of its Amended and Restated Articles of Incorporation or Bylaws or any other instrument, document or agreement setting forth the terms and conditions of any shares of capital stock or other securities of the Company, or the rights and obligations of any holder of such shares or other securities, including, without limitation, the Series B Preferred Stock Purchase Agreement dated as of October 23, 1992 among the Company and the Purchasers listed in the Schedule of Purchasers thereto (the "Series B Agreement"), the Series C Preferred Stock and Warrant Purchase Agreement dated as of November 22, 1992 among the Company and the Purchasers listed in the Schedule of Purchasers thereto (the "Series C Agreement"), the Series D Preferred Stock Purchase Agreement dated as of June 29, 1994 among the Company and the Purchasers listed in the Schedule of Purchasers thereto (the Series D Agreement") and the Series E Preferred Stock Purchase Agreement dated as of December 29, 1995 among the Company and the Purchasers listed in the Schedule of Purchasers thereto (the "Series E Agreement").

                                       12PAGE

          2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 20,000,000 shares of Company Common Stock, of which 6,774,688 shares are issued and outstanding and (ii) 4,000,000 shares of preferred stock ("Preferred Stock"), of which (a) 250,000 shares have been designated Series A Preferred Stock, of which no shares are issued and outstanding, (b) 940,602 shares have been designated Series B Stock, of which 273,935 shares are issued and outstanding,
          (c) 280,000 shares have been designated Series C Stock, of which all shares are issued and outstanding, (d) 1,400,000 shares have been designated Series D Stock, of which 1,237,016 shares are issued and outstanding, and (e) 382,653 shares have been designated Series E Stock, of which 353,571 shares are issued and outstanding. The shares of Series B Stock, Series C Stock and Series D Stock issued and outstanding are convertible into an aggregate of 1,790,951 shares of Company Common Stock, representing the conversion of each share of Series B Stock, Series C Stock and Series D Stock into 1.0 share of Company Common Stock. The liquidation preferences (including any declared or accumulated but unpaid dividends through the date hereof) for the Series B Stock, Series C Stock, Series D Stock and the Series E Stock are $2.00, $1.25, $.1274 and $1.274,
          respectively, per share. Under the terms of the Series B Stock, Series C Stock, Series D Stock and Series E Stock, the Merger will be considered to be a liquidation of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all shareholders of the Company, indicating the type and number of shares held by each shareholder, and (ii) all Optionholders and all holders of warrants to purchase Company Common Stock (the "Company Warrants") indicating the type and number of shares subject to each Company Option and Company Warrant and the exercise price, vesting status and termination date of each Company Option and Company Warrant. All of the issued and outstanding shares of Company Common Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options and Company Warrants or upon conversion of Series B Stock, Series C Stock and Series D Stock will be, upon such exercise or conversion, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in
          Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized shares of capital stock or other securities or options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act of 1933 (the

                                       13PAGE

          "Securities Act"), of any shares of any capital stock of the Company to which the Company is party. To the Company's knowledge, no agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act, of any shares of any capital stock of the Company otherwise exist. All of the issued and outstanding shares of Company Common Stock, Series B Stock, Series C Stock, Series D Stock and Series E Stock and other outstanding securities of the Company were issued in compliance with applicable federal and state securities laws. No repurchase of capital stock by the Company (i) violated the Company's Amended and Restated Articles of Incorporation or Bylaws or any laws, rules or regulations applicable to the Company or (ii) caused any breach of any agreement to which the Company is or was a party.

          2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by (a) the holders of a majority of the shares of Company Common Stock, (b) the holders of a majority of the shares of Company Common Stock and the Preferred Stock (calculated on an as converted basis) issued and outstanding and entitled to vote, voting together as a single class (c) the holders of a majority of the shares of each series of Preferred Stock issued and outstanding and entitled to vote, voting separately and (d) the holders of a majority of the shares of Preferred Stock issued and outstanding and entitled to vote, voting together as a single class (collectively, the "Requisite Shareholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The Board of Directors of the Company unanimously has, after due consideration of its fiduciary duties, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to the Company and the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

          2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and the filing of the Merger Documents with the Secretary of State of the State of California and the

                                       14PAGE

          Secretary of State of the State of Delaware, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (any of the foregoing being referred to herein as a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (b) conflict with or violate any provision of the charter or Bylaws of the Company or any Subsidiary, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject except as provided in Section 2.4 of the Disclosure Schedule, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets or (f) entitle any employee of the Company or any Subsidiary to severance or other payments or to any increase in compensation or benefits. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and
          (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company or any Subsidiary and not material to the Company and its Subsidiaries taken as a whole. Section 2.4 of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of non-governmental third parties that are required in connection with the consummation by the Company and the Subsidiaries of the transactions contemplated by this Agreement.

          2.5 SUBSIDIARIES. Section 2.5 of the Disclosure Schedule sets forth for each Subsidiary (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized

                                       15PAGE
          capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and Bylaws of each Subsidiary, as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or Bylaws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments (contingent or otherwise) to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

          2.6 REPORTS AND FINANCIAL STATEMENTS. The Company has provided to the Buyer (i) the audited consolidated balance sheets and statements of operations, changes in shareholders' equity and cash flows for each of the last three fiscal years for the Company and the Subsidiaries (or such shorter periods as such Subsidiaries have been in existence); and (ii) the unaudited consolidated balance sheet and statements of income as of and for the quarter ended as of December 31, 1996 (the "Most Recent Fiscal Quarter End"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles

                                       16PAGE
          applied on a consistent basis throughout the periods covered thereby ("GAAP"), fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries, provided, however, that the Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes or statements of cash flows and changes in shareholders' equity.

          2.7 ABSENCE OF CERTAIN CHANGES. Since the Most Recent Fiscal Quarter End, (a) there has not been any material adverse change in the assets, business, prospects, financial condition or results of operations of the Company or its Subsidiaries, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (o) of Section 4.5.

          2.8 UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liability, whether absolute or contingent, liquidated or unliquidated, accrued or unaccrued and whether due or to become due, except for (a) liabilities shown on the balance sheet referred to in clause (ii) of
          Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal year and (c) contractual liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

          2.9  TAX MATTERS.

          (a) Each of the Company and the Subsidiaries has filed in a timely manner (including permitted extensions) all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are owed by the Company with respect to items or periods covered by such Returns. The unpaid Taxes of the Company and the Subsidiaries for Tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of

                                       17PAGE
          corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. There are no liens for Taxes on the assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since December 31, 1992. The federal income Tax Returns of the Company have never been audited by the Internal Revenue Service. No examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect. There is no dispute or claim concerning any Tax liability of any of the Company and its Subsidiaries, either raised or claimed in writing by any authority or as to which the Company, its Subsidiaries or their directors, officers or employees have knowledge based upon personal contact with any agent of any such authority. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

          (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986 (the "Code") and none of the assets of the Company nor the Subsidiaries are subject to an election under Section 341(f) of the Code. None of the

                                       18PAGE

          Company and its Subsidiaries has made any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

          (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

          (e) All material elections with respect to Taxes, other than those elections reflected in the Tax Returns referred to in subsection (b), as of the date hereof are set forth in
          Section 2.9 of the Disclosure Schedule. None of the assets of the Company nor any Subsidiary is property that the Company or any Subsidiary is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company nor any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company nor any Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any Subsidiary has agreed to make or is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Subsidiary has participated in an international boycott within the meaning of Section 999 of the Code. Except as set forth in Section 2.5(e) of the Disclosure Schedule, neither the Company nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country. Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          2.10 ASSETS. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance

                                       19PAGE
          with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as described in Section 2.10 of the Disclosure
          Schedule, no asset of the Company (tangible or intangible) is subject to any Security Interest.

          2.11  OWNED REAL PROPERTY.  Neither the Company nor any
          Subsidiary owns any real property.

          2.12  INTELLECTUAL PROPERTY.

          (a) Each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property (as defined below) that is used to conduct its business as currently conducted or planned to be conducted. For purposes of this Agreement, the term "Intellectual Property" means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof,
          (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (other than software that is generally commercially available), data and documentation, (vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing and
          (viii) copies and tangible embodiments thereof. Section 2.12 of the Disclosure Schedule lists (i) all patents and patent applications, all trademarks, all registered copyrights, and all trade names and service marks which are used in the business of the Company or the Subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all material written licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property rights, and (iii) all material written licenses, sublicenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or a Subsidiary is authorized to use any third party Intellectual Property ("Third Party Intellectual

                                       20PAGE

          Property Rights") which is used in the business of the Company or any Subsidiary or which form a part of any product or service of the Company or any Subsidiary. The Company has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and related documentation. Except pursuant to the Contracts listed on
          Section 2.14 of the Disclosure Schedule and except pursuant to the licenses listed on Section 2.12 of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property that the Company or any Subsidiary owns or uses. Neither the Company nor any Subsidiary is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.12 of the Disclosure Schedule under the terms of this Section 2.12(a).

          (b) Neither the Company nor any of the Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

          (c) Neither the Company nor any of the Subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. Except as set forth on Section 12.2(c) of the Disclosure Schedule, no person or entity has alleged, either orally or in writing, that the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company and the Subsidiaries infringes any Intellectual Property right of any third party. Except as set forth on Section 12.2(c) of the Disclosure Schedules, to the knowledge of the Company and the Subsidiaries, the Intellectual Property rights of the Company and the Subsidiaries are not being infringed by activities, products or services of any third party.

          2.13 REAL PROPERTY LEASES. Section 2.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease or sublease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Disclosure Schedule:
                                       21PAGE

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

          (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

          (c) neither the Company or any Subsidiary nor, to the best knowledge of the Company, any other party to the lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, would constitute any such breach or default, or permit termination, modification, or acceleration thereunder;

          (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

          (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

          (g) to the knowledge of the Company, the owner of the facility leased or subleased has good and clear record and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant or other restriction, except for recorded easements, covenants, and other restrictions which do not impair the intended use, occupancy or value of the property subject thereto; and

          (h) the Company and the Subsidiaries have obtained non-disturbance agreements from the holder of each superior Security Interest and ground lease in connection with each such lease or sublease (each of which is listed in Section
          2.13 of the Disclosure Schedule); and the representations and warranties set forth in clauses (a) through (d) of this
          Section 2.13 with respect to leases and subleases are true and correct with respect to such non-disturbance agreements.

          2.14 CONTRACTS. Section 2.14 of the Disclosure Schedule lists the following written arrangements to which the Company or any Subsidiary is a party:

          (a) any written arrangement pursuant to which any party is indemnified for or against any liability under Environmental Laws (as defined in Section 2.21 below);

          (b) any written arrangement (or group of related written arrangements) for the lease of personal property from or to


                                       22PAGE
          third parties providing for lease payments in excess of $50,000 per annum;

          (c) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $50,000, or (iii) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (d) any written arrangement establishing a partnership or joint venture;

          (e) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

          (f) any written arrangement concerning confidentiality
          (other than those entered into the ordinary course of business) or noncompetition;

          (g) any written arrangement involving any shareholder of the Company or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (as amended, the
          "Exchange Act") ("Affiliates");

          (h) any written arrangement for the purchase or sale of assets or businesses, or for the purchase or sale of securities;

          (i) any written arrangement under which the consequences of a default or termination could have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Subsidiaries, taken as a whole (a "Material Adverse Effect"); and

          (j) any other written arrangement (or group of related written arrangements) either involving more than $50,000 or not entered into in the ordinary course of business.

               The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.14 of the Disclosure Schedule.

                                       23PAGE

          With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement. Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14.

          2.15 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (except for those that have been collected since the Most Recent Fiscal Quarter End) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable) net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Fiscal Quarter End (except for those that have been collected since the Most Recent Fiscal Quarter End) are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

          2.16  POWERS OF ATTORNEY.  Except as set forth in Section
          2.16 of the Disclosure Schedules, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

          2.17 INSURANCE. Section 2.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five years:

          (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

          (b) the policy number and the period of coverage;


                                       24PAGE

          (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

          Each such insurance policy (i) is enforceable and in full force and effect; and (ii) will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing. Neither the Company nor any Subsidiary
          (A) is in breach or default (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; (B) has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general; or (C) has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. Each of the Company and the Subsidiaries is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

          2.18 LITIGATION. Section 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, or any order, decree, stipulation or injunction to which the Company or any Subsidiary is subject and (b) any claim, complaint, action, suit, proceeding, hearing or investigation by or before any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party or which would otherwise have a Material Adverse Effect.

          2.19 EMPLOYEES. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary, indicating, with respect to each such employee, his or her position, annual rate of compensation, bonus for the last fiscal year of the Company, method for calculating bonus for the current fiscal year and any other arrangement under which cash compensation is payable by the Company. Each such employee has entered into a confidentiality/assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company and its Subsidiaries, no employee has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them

                                       25PAGE
          experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past five years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

          2.20  EMPLOYEE BENEFITS.

          (a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under
          Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified

                                       26PAGE
          domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

          (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

          (d) Neither the Company, any Subsidiary, nor any ERISA
          Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

          (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

          (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan except as required by law.

                                       27PAGE

          (j) Section 2.20(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by
          Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          2.21  ENVIRONMENTAL MATTERS.

          (a) Each of the Company and the Subsidiaries has complied with all Environmental Laws (as defined below) applicable to their business operations. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of Materials of Environmental Concern (as defined below); (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Materials of Environmental Concern. As used above, the terms "release" and "environment" shall have the

                                       28PAGE
          meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980, as amended ("CERCLA").

          (b) There have been no releases of any Materials of Environmental Concern into the environment, at any parcel of real property or any facility formerly or currently owned or leased by the Company or a Subsidiary. There has been no release of Materials of Environmental Concern for which liability can be imposed on the Company or the Subsidiary under any Environmental Law. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act), toxic materials, industrial materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

          (c) There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation or noncompliance, formal administrative or judicial proceeding, claim, cause of action, liability, investigation, citation, order, consent order, consent decree, inquiry or information request by any Governmental Entity, involving the Company or any Subsidiary relating to any of the following: (i) violation of any Environmental Law; (ii) violation of any permit, license or registration issued under any Environmental Law; (iii) the disposal, discharge or release of Materials of Environmental Concern, whether or not in compliance with Environmental Laws; (iv) the generation, storage, treatment, transportation, reclamation, recycling or other handling of Materials of Environmental Concern, whether or not in compliance with Environmental Laws; (v) the ownership, operation or use of any landfill, surface impoundment, pit, pond, lagoon, underground injection well, waste pile, land treatment unit, wastewater treatment plant, air pollution control equipment, or any other unit used for the storage, disposal, handling or treatment of Materials of Environmental Concern; (vi) the exacerbation of previously existing environmental contamination; or (vii) exposure to any Materials of Environmental Concern, noises, odors, or vibrations at or from any real property or facility formerly or currently owned or leased by the Company or a Subsidiary. Without limiting the foregoing, none of the Company nor any Subsidiary has been named a "potentially responsible party" under any Environmental Law or has received any correspondence or notice that it may be named a "potentially responsible party."

          (d) The Company and the Subsidiaries possess all permits, licenses and/or registrations required under Environmental

                                       29PAGE

          Laws for their business operations, and all such permits, licenses and/or registrations are valid and in full force and effect.

          (e) Set forth in Section 2.21(e) of the Disclosure Schedule is a list of all environmental, health and safety reports, investigations, audits, assessments, surveys and analyses, relating to premises currently or previously owned or occupied by the Company or a Subsidiary which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation have been provided to the Buyer.

          (f) To the knowledge of the Company and its Subsidiaries, all entities, including without limitation transporters, treatment, storage and disposal facilities, and remediation companies, used by the Company or a Subsidiary, for the transportation, storage, disposal, treatment or other handling of Materials of Environmental Concern possess all permits, licenses and registrations required under Environmental Laws. None of the Company or any of its Subsidiaries have or will have any liability as a result of any act or omission by any of such entities. To the knowledge of the Company, there is no previous, pending or threatened civil or criminal litigation, written notice of violation or noncompliance, formal administrative or judicial proceeding, investigation, citation, order, consent order, consent decree, inquiry or information request by any Governmental Entity, relating to such entities for any violations of Environmental Laws.

          2.22 LEGAL COMPLIANCE. Each of the Company and the Subsidiaries, and the conduct and operation of their respective businesses, are in compliance in all material respects with all laws (including rules and regulations thereunder) of any federal, state or local government or foreign government of a country in which the Company or any of its Subsidiaries does business, or any Governmental Entity, which are applicable to the Company or such Subsidiary, and none of the Company or any Subsidiaries has received any notice from any Governmental Entity that it is in violation of, or has violated any such laws (including rules and regulations thereunder).

          2.23 PERMITS. Section 2.23 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted

                                       30PAGE
          or as proposed to be conducted, except for those the absence of which would not have any Material Adverse Effect. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened and, to the best knowledge of the Company or any Subsidiary, there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

          2.24 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed by money by, the Company or any Subsidiary. Section 2.24 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

          2.25 BROKERS' FEES. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement except that the Company is obligated to pay Needham & Company, Inc. and John Schwabacher the fees described in Section 2.25 of the Disclosure Schedule. Except for such fees, the Company shall have no liability to Needham & Company, Inc. nor to John Schwabacher under the Engagement Letters or otherwise arising out of the transactions contemplated hereby or thereby.

          2.26 BOOKS AND RECORDS. The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

          2.27 CUSTOMERS AND SUPPLIERS. No material purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of the Company or any Subsidiary has indicated to the Company or such Subsidiary within the past year that it will stop, or

                                       31PAGE
          decrease the rate of, supplying materials, products or services to them and no material customer of the Company or any Subsidiary has indicated to the Company or such Subsidiary within the past year that it will stop, or decrease the rate of, buying, leasing or licensing materials, products or services from them. Section 2.27 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Fiscal Quarter End and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to the Company or a Subsidiary.

          2.28  BANKING FACILITIES.

          (a) Section 2.28 of the Disclosure Schedule sets forth a true, correct and complete list of: (i) each bank, savings and loan or similar financial institution at which the Company or any Subsidiary has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by the Company or any Subsidiary thereat and details, including terms, of any line of credit or credit facility; and (ii) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

          (b) All of the outstanding indebtedness (secured or unsecured) for borrowed money of the Company may be prepaid without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

          2.29 SURETYSHIPS. Except as set forth in Section 2.29 of the Disclosure Schedule, none of the Company or any Subsidiary has any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

          2.30 BACKLOG. As of December 31, 1996, the Company's backlog of binding purchase orders with firm shipment dates no later than March 30, 1997 was at least $1.297 million.

          2.31 GOVERNMENT CONTRACTS. The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity and no such

                                       32PAGE
          suspension or debarment has been initiated or, to the Company's knowledge, threatened. The consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. The Company has not been audited or investigated and is not now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any price contractor with a Governmental Entity nor, to the Company's knowledge, has any such audit or investigation been threatened. To the Company's knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or
          (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

          2.32 INVENTORIES. All Inventories (as defined below) are of a quality and quantity usable and salable in the Ordinary Course of Business. Items included in such Inventories are carried on the books of the Company at the lower of cost or market and, with respect to Inventories existing as of the Most Recent Fiscal Quarter End, are reflected on the Most Recent Balance Sheet, net of applicable reserves for excess and obsolete items. Such reserves have been determined in accordance with past practices and conform to GAAP. The term "Inventories" includes all stock of raw materials, work-in-process and finished goods, including demonstration inventory, owned by the Company, for manufacturing, assembly, processing, finishing, demonstration and sale or resale to others.

          2.33 DISCLOSURE. No representation or warranty of the Company in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

          Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

          3.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of its incorporation. Buyer and Transitory Subsidiary have

                                       33PAGE
          delivered to the Company true and correct copies of their Certificates of Incorporation and By-laws, as amended.

          3.2 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of the Buyer) the Escrow Agreement by the Buyer and the Transitory Subsidiary, the performance of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms. The Board of Directors of each of the Buyer and the Transitory Subsidiary has approved this Merger and the transactions contemplated hereby and the approval of the stockholders of the Buyer is not required for this Merger.

          3.3 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and the filing of the Merger Documents with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, neither the execution and delivery of this Agreement or (in the case of the Buyer) the Escrow Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or Bylaws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

                                       34PAGE

          3.4 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                                    COVENANTS

          4.1 BEST EFFORTS. Each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

          4.2 NOTICES AND CONSENTS. The Company shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 of the Disclosure Schedule).

          4.3 SHAREHOLDERS' APPROVAL. The Company shall take all action necessary in accordance with applicable law to convene the Shareholder Meeting at the earliest possible time after the date hereof for the purpose of approving the Merger. The Company shall submit the Merger to its shareholders for their approval, and its Board of Directors shall recommend to the shareholders, and continue to recommend until the completion of the Shareholder Meeting, the adoption of this Agreement and the approval of the Merger. The Company shall use all reasonable efforts to solicit proxies from its shareholders and otherwise to obtain all votes and approvals of the shareholders necessary for the approval and adoption of the Merger under California Law and its Amended and Restated Articles of Incorporation and Bylaws.

          4.4 HART-SCOTT-RODINO ACT. Each of the Parties shall file at the earliest possible time after the date hereof, the Notification and Report Forms and related material (if any) required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and each shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make promptly any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided,

                                       35PAGE
          however, that the Buyer shall not be obligated to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion.

          4.5 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the ordinary course of business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time or termination of this Agreement pursuant to Section 6.1 hereof, neither the Company nor any Subsidiary shall, without the written consent of the Buyer:

          (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of Series B Stock, Series C Stock, Series D Stock, Company Options or Company Warrants outstanding on the date hereof in accordance with their terms), or amend any of the terms of any such stock, securities, rights, warrants or options, except that the Company may issue to employees hired after the date hereof options (subject to standard vesting) to purchase an aggregate of not more than 10,000 shares of Common Stock pursuant to the Company's 1988 Incentive Stock Option Plan;

          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases) except in the ordinary course of business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                                       36PAGE

          (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.20(j) or (except for normal increases in the ordinary course of business and consistent with past practices) increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

          (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the ordinary course of business;

          (f) amend its Amended and Restated Articles of Incorporation or Bylaws;

          (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

          (h) discharge or satisfy any Security Interest or pay any obligation or liability other than in the ordinary course of business;

          (i) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest other than in the ordinary course of business;

          (j) sell, assign, transfer or license any Intellectual Property, other than in the ordinary course of business other than the license of SPM-related technology in connection with the establishment of PSI Korea on terms substantially as provided to the Buyer in a memo dated December 6, 1996;

          (k) enter into any contract of the kind described in Section
          2.14 or, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement listed in
          Section 2.14 of the Disclosure Schedule;

          (l) make or commit to make any capital expenditure in excess of $25,000 per item;

          (m) make any Tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign Tax liability;

                                       37PAGE

          (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

          (o) agree in writing or otherwise to take any of the foregoing actions.

          4.8 FULL ACCESS. The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

          4.9 NOTICE OF BREACHES. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to the Company. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

          4.10 EXCLUSIVITY. Neither the Company nor any Subsidiary shall, and the Company shall use its best efforts and shall cause its subsidiaries to use best efforts to cause their respective Affiliates and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of shares of the Company's capital stock, proxy solicitation or other business combination involving the Company, any Subsidiary or any division of the Company or any Subsidiary or (b) provide any non-public information concerning the business,

                                       38PAGE
          properties or assets of the Company or any Subsidiary to any person or entity (other than the Buyer).

          4.11  PROXY STATEMENT OR INFORMATION STATEMENT.   None of
          the information included in or incorporated by reference in the proxy statement or information statement relating to the meeting of the Company's shareholders (the "Shareholder Meeting") to be held in connection with the Merger (the "Proxy Statement") will, at the date it or any amendments or supplements thereto are mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform the Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer or the Transitory Subsidiary which is contained in any of the foregoing documents.

          4.12  BENEFIT ARRANGEMENTS.   Buyer covenants and agrees
          that to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated on or after the Effective Time, such employees shall be entitled to participate in benefit plans and arrangements which are, in the aggregate, comparable to the benefit plans and arrangements which are available and subsequently become available to employees of the Buyer's Subsidiaries.

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

          5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Shareholder Approval;

          (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (c) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the

                                       39PAGE
          transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

          5.2  CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE
          TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the holders of at least ninety percent (90%) of the outstanding shares of the Company Common Stock and 90% of the outstanding shares of each series of Preferred Stock entitled to vote therefor, shall have voted in favor of the Merger;

          (b) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2;

          (c) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; provided that any suit or action filed prior to the Effective Time against the Company by Digital Instruments Corporation asserting any patent infringement claim made by Digital Instruments Corporation related to the allegations described in Section 2.12(c) of the Disclosure Schedules shall be deemed not to adversely affect the rights of the Buyer following the Merger;

          (d) the representations and warranties of the Company set forth in Article II shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date; provided that any suit or action filed by Digital Instruments Corporation described in
          Section 5.2(c) shall not be deemed to make any representation untrue in any material respect.

          (e) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification

                                       40PAGE
          as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through
          (d) of this Section 5.2 is satisfied in all respects;

          (g) the Buyer and the Transitory Subsidiary shall have received from Venture Law Group, counsel to the Company, an opinion dated as of the Closing Date in the form attached as Exhibit C;

          (h) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries specified by the Buyer in writing at least five business days prior to the Closing;

          (i) all agreements between the Company and the Company Shareholders, including, without limitation, the Series B Agreement, the Series C Agreement, the Series D Agreement and the Series E Agreement shall have been terminated prior to, or shall terminate effective upon, the Effective Time with the effect that the Company shall have no further obligation or liability thereunder;

          (j) all Company Warrants shall have been exercised prior to, or shall be exercised effective upon, the Effective Time with the effect that the Company shall have no further obligation or liability thereunder;

          (k) each of Stan Yarbro, Michael Kirk, James A. Bly, Wilbur Sattler, William Muller and Raoul Jobin shall have executed a non-competition agreement in substantially the form attached hereto as Exhibit D;

          (l) in response to its recent application, the Company shall have received Export Commodity Control Number classifications for the Company's products from the United States Department of Commerce, which classifications shall be reasonably satisfactory to Buyer;

          (m) the Company's Closing Backlog shall be at least
          $1,500,000;

          (n) the Company shall have signed a license agreement and side letter with IBM in the form attached hereto as Exhibit F, Exhibit 2 of which shall require total payments of not more than $120,000 per year from the Company to IBM; and

          (o) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

                                       41PAGE

          5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (b) of this Section 5.3 is satisfied in all respects; and

          (d) the Company shall have received from Seth H. Hoogasian, General Counsel of the Buyer, an opinion dated as of the Closing Date in the form attached as Exhibit E.

          (e) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VI
                                   TERMINATION

          6.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Shareholder Approval) as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent duly authorized by all necessary corporate actions;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the

                                       42PAGE
          event the Buyer or the Transitory Subsidiary is in breach of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

          (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Shareholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger fail to receive the Requisite Shareholder Approval;

          (d) any Party may terminate this Agreement if (i) there shall be an order of a court in effect to prevent consummation of this Agreement or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated, issued or deemed applicable to this Agreement or the transactions contemplated hereby, by any Governmental Entity that would make the consummation of this Agreement illegal;

          (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before March 31, 1997 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before March 31, 1997 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

          6.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party or its officers or directors, to any other Party, except to the extent such termination results from the breach by such Party of any material representation, warranty or covenant contained in this Agreement, provided that the obligations under Section 8.1 shall survive the termination of this Agreement.

                                   ARTICLE VII
                                   DEFINITIONS

          For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

                                       43PAGE

          DEFINED TERM                                       SECTION
                                          SECTION

          Affiliate                                          2.14(g)
          Amended and Restated Articles of                       2.1
          Incorporation
          Buyer                                         Introduction

          Buyer Common Stock                                    1.12
          Buyer Options                                         1.12
          California Law                                         1.1

          CERCLA                                             2.21(a)
          Certificate                                         1.9(b)

          Closing                                                1.6
          Closing Backlog                                     1.5(b)
          Closing Backlog Statement                           1.5(b)

          Closing Balance Sheet                               1.5(b)
          Closing Certificate                                 1.9(a)
          Closing Date                                           1.6

          Closing Consideration                               1.5(c)
          Code                                                2.9(c)
          Common Stock Consideration                          1.5(a)

          Company                                       Introduction
          Company Common Stock                                1.5(a)

          Company Options                                       1.12
          Company Shares                                      1.5(a)
          Company Shareholder                                 1.5(b)

          Company Shareholder Representative                  1.5(b)
          Company Warrants                                       2.2
          Delaware Law                                           1.1

          Disclosure Schedule                             Article II
          Dissenting Shares                                   1.5(d)
          Draft Closing Backlog Statement                     1.5(b)

          Draft Closing Balance Sheet                         1.5(b)
          Effective Time                                         1.3
          Employee Benefit Plan                              2.20(a)

          Engagement Letters                                  1.5(b)
          Environmental Law                                  2.21(a)

          ERISA                                              2.20(a)
          ERISA Affiliate                                    2.20(a)
          Escrow Agreement                                       1.7

          Escrow Agent                                           1.7

                                       44PAGE

          Escrow Amount                                          1.1

          Exchange Act                                       2.14(g)
          Financial Statements                                   2.6
          GAAP                                                   2.6

          Governmental Entity                                    2.4
          Hart-Scott-Rodino Act                                  2.4
          Initial Escrow Amount                               1.5(c)

          Intellectual Property                              2.12(a)
          Inventories                                           2.32
          Letter of Transmittal                               1.9(b)

          Material Adverse Effect                               2.14
          Materials of Environmental Concern                 2.21(b)
          Merger                                                 1.1

          Merger Consideration                                1.5(b)
          Merger Documents                                       1.3

          Most Recent Balance Sheet                              2.8
          Most Recent Fiscal Quarter End                         2.6
          Net Assets                                          1.5(b)

          Neutral Auditors                                    1.5(b)
          Option Exchange Ratio                                 1.12

          Optionholders                                         1.12
          Ordinary Course of Business                     Article II
          Outstanding Common Stock                            1.5(a)

          Outstanding Series B Stock                          1.5(a)
          Outstanding Series C Stock                          1.5(a)
          Outstanding Series D Stock                          1.5(a)

          Outstanding Series E Stock                          1.5(a)
          Party                                         Introduction
          Paying Agent                                        1.9(b)

          Permit                                                2.23
          Proxy Statement                                       2.34
          Requisite Shareholder Approval                         2.3

          Securities Act                                         2.2
          Security Interest                                      2.4

          Series B Agreement                                     2.1
          Series C Agreement                                     2.1
          Series D Agreement                                     2.1

          Series E Agreement                                     2.1
          Series B Stock                                      1.5(a)

                                       45PAGE

          Series C Stock                                      1.5(a)

          Series D Stock                                      1.5(a)
          Series E Stock                                      1.5(a)
          Shareholder Meeting                                   2.34

          Subsidiary                                             2.4
          Surviving Corporation                                  1.1
          Taxes                                               2.9(a)

          Tax Returns                                         2.9(a)
          Third Party Intellectual Property Rights           2.12(a)
          Transitory Subsidiary                         Introduction


                                  ARTICLE VIII
                                  MISCELLANEOUS

          8.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior approval of the other Parties, which shall not unreasonably be withheld; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the Buyer shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

          8.2  TAX PAYMENTS.

          (a)  Except as provided in Section 8.2(b) hereof:

               (i) The Company Shareholders shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses) with respect to Taxes of the Company or for which the Company may be liable with respect to any and all periods (Taxes attributable to any portions thereof to be determined in accordance with subsection (b)) ending before the Effective Time ("Pre-Closing Periods"), except to the extent such Taxes are specifically accrued on the face of the Closing Balance Sheet.

               (ii) The Buyer shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to Taxes attributable to the Company or for which the Company may be liable with respect to any and all periods, or portions thereof,

                                       46PAGE
          beginning on or after the Effective Time ("Post-Closing Periods") and with respect to any Taxes arising from the Merger solely due to the substitution of the Transitory Subsidiary for the Company as the Surviving Corporation.

          (b) In the case of any Tax that is attributable to a taxable period which begins before the Closing Date and ends on or after the Closing Date, the amount of Taxes attributable to the Pre-Closing Period shall be determined as follows:

               (i) In the case of ad valorem Taxes imposed on the Company and franchise or similar Taxes imposed on the Company based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable period.

               (ii) In the case of all other Taxes, the portion attributable to the Pre-Closing Period shall be determined on the basis of an interim closing of the books of the Company as of the Effective Time, and the determination of the hypothetical Tax for such Pre-Closing Period, determined on the basis of such interim closing of the books, without annualization.

          (c) For purposes of this Section 8.2, any and all transactions or events contemplated by this Agreement that occur prior to the Effective Time shall be deemed to have occurred in the Pre-Closing Period.

          (d) To the maximum extent permitted by applicable law, neither the Buyer nor any of the Buyer's Affiliates or Subsidiaries (including, with respect to Post-Closing Periods, the Company) will carry back to any Pre-Closing Period of the Company, any loss, credit or deduction incurred or generated in, or attributable to, any Post-Closing Period that would affect any Tax Return of the Company for such period, and the Buyer agrees to make or exercise, or cause to be made or exercised, any and all necessary or permitted elections or options available under applicable law to avoid any such carryback.

          (e) Any payments to be made by the Company Shareholders under this Section 8.2 shall be deducted from the Escrow Amount and returned by the Escrow Agent to the Buyer, as provided in the Escrow Agreement.

                                       47PAGE

          (f) All payments under Sections 1.5(b), 8.2 or 8.12 of this Agreement and under the Escrow Agreement shall be deemed adjustments to the Merger Consideration for Tax purposes.

          8.3 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

          8.4 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

          8.5 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

          8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          8.7 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.8 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

          If to the Company:                Copy to:

          Park Scientific Instruments       Venture Law Group
          1171 Borregas Avenue              2800 Sand Hill Road
          Sunnyvale, CA  94089              Menlo Park, CA 94025

                                       48PAGE

          Attention: President              Attention: Stanley F.
                                            Pierson, Esq.


          If to the Buyer or the            Copy to:
          Transitory Subsidiary:
          ThermoSpectra Corporation         Thermo Electron
                                            Corporation

          81 Wyman Street                   81 Wyman Street
          Waltham, MA 02254                 Waltham, MA  02254
          Attention: President              Attention: General
                                            Counsel


          Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

          8.10 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to the restrictions contained in the California Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          8.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable,

                                       49PAGE
          the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          8.12 EXPENSES. Except as set forth in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company and the Subsidiaries shall not incur more than an aggregate of $75,000 in legal and accounting fees and expenses in connection with the Merger, and any fees and expenses incurred by the Company or its Subsidiaries in excess of such amount shall be deducted from the Escrow Amount and returned by the Escrow Agent to the Buyer, as provided in the Escrow Agreement.

          8.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          8.14 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          8.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          8.16 SURVIVAL OF THE REPRESENTATIONS AND WARRANTIES. All of the Company's representations and warranties in this Agreement, as modified by the Disclosure Schedule, shall

                                       50PAGE
          survive the Effective Time and continue until the earlier of
          (i) the date two years from the Effective Time or (ii) the release of the escrow established pursuant to the Escrow Agreement, whereupon the representations and warranties shall expire.


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                                       51PAGE

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


          THERMOSPECTRA CORPORATION


          By:  /s/ Theo Melas-Kyriazi
               ----------------------

          Name: Theo Melas-Kyriazi
          Title: President


          PARK ACQUISITION CORP.


          By:  /s/ Theo Melas-Kyriazi
               ----------------------

          Name: Theo Melas-Kyriazi
          Title: President


          PARK SCIENTIFIC INSTRUMENTS CORPORATION


          By:  /s/ Stanley K. Yarbro
               ---------------------

          Name: Stanley K. Yarbro
          Title: President